Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MedAssets, Inc.
Alpharetta, Georgia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated May 9, 2007, except for Notes 10, 12 and 17, which are as of October 8, 2007, Note 13 which is as of November 20, 2007 and Note 18 which is as of November 28, 2007, relating to the consolidated financial statements of MedAssets, Inc. included in its Registration Statement on Form S-1 (File No. 333-145693), filed with the U.S. Securities and Exchange Commission.

/s/ BDO Seidman, LLP

Atlanta, Georgia
January 29, 2008